Exhibit 21
SUBSIDIARIES OF THE REGISTRANT
1.	Swift Transportation Co., Inc., an Arizona corporation

2.	Swift Leasing Co., Inc., an Arizona corporation

3.	Common Market Distributing Co., Inc., an Arizona corporation

4.	Sparks Finance Co., Inc., a Nevada corporation

5.	Cooper Motor Lines, Inc., a South Carolina corporation

6.	Common Market Equipment Co., Inc., an Arizona corporation

7.	Swift Transportation Co. of Virginia, Inc., a Virginia corporation

8.	Swift Logistics Co., Inc., an Arizona corporation

9.	Swift Transportation Corporation, a Nevada corporation

10.	Swift Receivables Corporation, a Delaware corporation

11.	M.S. Carriers, Inc., a Tennessee corporation

12.	M.S. Carriers Warehousing & Distribution, Inc., a Tennessee corporation

13.	M.S. Carriers Logistics de Mexico, S.A. de C.V., a Mexico corporation

14	Swift Transportation of Puerto Rico, Inc., a Puerto Rico corporation

15.	TransMex, Inc. S.A. de C.V., a Mexico corporation

16.	Mohave Transportation Captive Insurance Company, an Arizona corporation

17.	Swift Intermodal Ltd., a Nevada corporation

18.	Swift International S.A. de C.V.

19.	TMX Administracion S.A. de C.V.

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